Exhibit 10.1

                                                Techpoint

September 27, 2019

Mr. Mark Voll
[Employee address removed]

Dear Mark,

Techpoint, Inc. (the “Company”) is pleased to offer you employment on the following terms and conditions:

Position; Hire Date; Duties.  Your title will be CFO and Vice President of Administrations and you will report to Hiro Kozato, President and CEO.  This is a full-time position, located in the Company’s headquarters in San Jose, California (subject to travel from time to time).  Your anticipated date of hire will be October 8, 2019.  You will devote your full business time and effort to the performance of your duties hereunder.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or any of its subsidiaries.

Base Salary [Cash Compensation].  The Company will pay you a starting base salary of USD $7,291.67 semi-monthly (annualized to USD $175,000.08) payable in accordance with the Company’s standard payroll practices.

Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s paid time-off policy in effect from time to time.  Your eligibility to receive such benefits and paid time-off will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits.  The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees.

Equity Awards. We will recommend to the Board of Directors (the “Board”) of the Company that, as soon as practicable following your hire date with the Company, you be granted restricted stock units (the “RSU Award”) with respect to 80,000 shares of common stock of the Company under, and subject to, the terms of the Techpoint, Inc. 2017 Stock Incentive Plan (the “Plan”) and an award agreement issued under the Plan. The RSU Award will vest over a five (5)-year period for so long as you continue to be employed by the Company (except as set forth below).  The grant of the RSU Award by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the

Company.  Further details on the Plan and any specific award granted to you will be provided upon approval of such award by the Board.

If, within twelve (12) months following a Change in Control (as such term is defined in the Plan), your employment is terminated by the Company or any of its affiliates without Cause (as defined below) or by you for Good Reason (as defined below), the RSU Award will become fully (i.e., 100%) vested and will settle in shares of the common stock of the Company in accordance with the terms of the Plan.

“Cause” means any of the following: (a) your willful breach of the Company’s or its affiliates’ written code of conduct or other policies or procedures; (b) your breach of any material provision of this letter agreement or any other agreement entered into between you and the Company or any of its affiliates (including, but not limited to, the Employee Confidential Information and Invention Assignment Agreement); (c) your commission of an act of gross negligence, willful misconduct, fraud, embezzlement or misappropriation of material assets involving the Company or any of its affiliates; (d) your willful and continuing failure to perform assigned duties (other than due to your disability); (e) your conviction of a felony (other than a traffic offense) or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company, its affiliates or their directors, officers or employees, if the Company has requested your cooperation; provided that (A) written notice stating the basis for termination is provided and (B) with respect to items (a), (b), (d) and (f), “Cause” will only be deemed to exist if you fail to cure the applicable condition or breach (if it is of the type that can be cured as determined by the Company in its reasonable sole discretion) as soon as practicable after receipt of written notice of such condition or breach, but in no event later than 30 days after receipt of such notice.

“Good Reason” means the occurrence of one or more of the following events without your prior consent: (a) a material diminution in your duties or responsibilities; (b) a material reduction in your base salary or bonus opportunity (other than an across-the-board reduction affecting all similarly situated employees of the Company or any of its affiliates); (c) a material breach by the Company of this letter agreement; or (d) a relocation that would result in your principal location of employment being moved more than fifty (50) miles from your then principal location of employment; provided, that (A) within 30 days after the circumstances alleged to constitute Good Reason first arise, you provide the Company with written notice setting forth in reasonable detail the circumstances that constitute “Good Reason,” (B) the Company fails to cure such circumstances within 60 days of delivery of such notice and (C) you terminate your employment not later than 30 days after the end of such 60-day period.

Expense Reimbursement.  All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures in effect from time to time.

Company Rules.  As an employee of the Company, you will be expected to abide by the Company’s policies, rules, regulations and standards in effect from time to time.

Employee Confidential Information and Invention Assignment Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Invention Assignment Agreement, which is attached.

Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company regarding how your employment may be terminated.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

The Company partners with TriNet, a Professional Employer Organization, to provide benefits, payroll and Human Resource management services. As a result of this partnership, TriNet will be considered your employer of records for these purposes, while your manager(s) here at the Company will be responsible for directing your work, reviewing our performance, setting your work schedule, and managing your leaves.

Outside Activities.  While you render services to the Company or any of its affiliates, you agree that you will not engage in any other employment, consulting or other business activity that is in any way competitive with the business or proposed business of the Company or any of its affiliates.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  While you render services to the Company or any of its affiliates, you also will not assist any person or entity in competing with the Company or any of its affiliates, in preparing to compete with the Company or any of its subsidiaries or in hiring away any employees, independent contractors or consultants of the Company or any of its affiliates.

Cooperation.  Following the termination of your employment with the Company or any of its affiliates for any reason, you will reasonably cooperate with the Company and its affiliates upon the reasonable request of the Board and you will be reasonably available to the Company (taking into account any other full-time employment of you) with respect to matters arising out of your services to the Company and its affiliates.

Withholding Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Entire Agreement.  This letter agreement (together with the Employee Confidential Information and Invention Assignment Agreement), once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to such subject matter.

Conditions to Employment.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Additionally, your offer of employment with the Company may be conditioned on your successfully completing and passing a background search and references to the satisfaction of the Company.

Miscellaneous.  This letter agreement will be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.  This letter agreement will be binding and will inure to the benefit of the Company and its successors and assigns.  This letter agreement may be executed in any number of counterparts, all of which together will constitute one and the same agreement.  This letter agreement may only be amended by a written instrument signed by both the parties.  If any term of this letter agreement is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Employee Confidential Information and Invention Assignment Agreement and returning them to me.  This offer will expire at the close of business on September 30, 2019.

Sincerely,

/s/ Hiro Kozato

Hiro Kozato

President & CEO

Techpoint, Inc.

I have read and accept this employment offer:

NAME: Mark Voll

Signature:	/s/ Mark Voll

Date	September 30, 2019

Start Date:	October 8, 2019

Attachments:

Employee Confidential Information and Invention Assignment Agreement

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